Exhibit 23.1

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Staley, Okada & Partners CHARTERED ACCOUNTANTS	Suite 400 - 889 West Pender Street Vancouver, BC, Canada V6C 3B2
Tel 604 694-6070 Fax 604 585-8377 info@staleyokada.com www.staleyokada.com

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the use of our audit report dated June 1, 2005 on the March 31, 2005 balance sheet of Express Systems Corporation and the related statements of operations, changes in stockholders equity and cash flows for the year ended March 31, 2005 for use in the Express Systems Corporation Form 10-KSB and to the reference to us under "Item 14 Principal Accountant Fees and Services" in the Annual Report.

/s/Staley Okada & Partners
STALEY, OKADA & PARTNERS
Chartered Accountants

Vancouver, Canada
June 30, 2005